MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

WALLIS DEVELOPMENT LIMITED
華特發展有限公司

Incorporated the 9th day of December, 2006.

HONG KONG

Printed by
Worldwide Registration (HK) Limited
Tel. No.: 2866 7080

No. 1094206
編號

[COPY]
副本

COMPANIES ORDINANCE
(CHAPTER 32)
香港法例第32章
公司條例

CERTIFICATE OF INCORPORATION
公司註冊證書

I hereby certify that
本人謹此證明

WALLIS DEVELOPMENT LIMITED
華特發展有限公司

is this day incorporated in Hong Kong under the Companies Ordinance, and that this
於本日在香港依據公司條例註冊成為

Company is limited.
有限公司。

Issued by the undersigned on 9 December 2006.
本證書於二〇〇六年十二月九日簽發。

(Sd.)
Miss Nancy O. S. YAU

for Registrar of Companies
Hong Kong
香港公司註冊處處長
(公司註冊主任邱愛琛代行)

THE COMPANIES ORDINANCE (CHAPTER 32)

Private Company Limited by Shares

MEMORANDUM OF ASSOCIATION

OF

WALLIS DEVELOPMENT LIMITED
華特發展有限公司

First:— The name of the Company is "WALLIS DEVELOPMENT LIMITED 華特發展有限公司".

Second:— The Registered Office of the Company will be situated in Hong Kong.

Third:— The liability of the members is limited.

Fourth:— The capital of the Company is HK$10,000.00 divided into 10,000 shares of HK$1.00 each. Upon any increase of capital the Company is to be at liberty to issue any new shares either in Hong Kong Dollars or in any other currency or partly in one currency and partly in another and with any preferential, deferred, qualified or special rights, privileges or conditions attached thereto. The rights for the time being attached to any shares having preferential, deferred, qualified, or special rights, privileges or conditions attached thereto may be altered or dealt with in accordance with the accompanying Articles of Association but not otherwise.

I/We, the several person(s), whose name(s), address(es) and description(s) am/are hereto subscribed, am/are desirous of being formed into a Company in pursuance of this Memorandum of Association, and I/we agree to take the number of share(s) in the capital of the Company set opposite to my/our name(s): -

Name(s), Address(es) and Description(s) of Subscriber(s)	Number of Share(s) taken by each Subscriber
For and on behalf of WILPAC LIMITED (Sd.) .... Authorised Signature(s) 3/F., Shun Feng International Centre 182 Queen's Road East Hong Kong Corporation	ONE
Total Number of Share(s) Taken.......	ONE

Dated the 2nd day of December, 2006.

WITNESS to the above signature(s):

(Sd.) FELIX HO
Management Consultant
3/F., Shun Feng International Centre
182 Queen's Road East
Hong Kong

THE COMPANIES ORDINANCE (CHAPTER 32)

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

WALLIS DEVELOPMENT LIMITED
華特發展有限公司

PRELIMINARY

1. Subject as hereinafter provided, the regulations contained in Part II of Table "A" in the First Schedule to the Companies Ordinance, (Chapter 32) shall apply to this Company, and be deemed to be incorporated with these Presents.

2. The following regulations contained in Part I (which shall be applied herein as shown in regulation I in Part II) of Table "A" namely 25, 26, 41 to 44 inclusive, 55, 60, 64, 77, 79, 81, 82, 87, 90 to 99 inclusive, 101, 109 to 111 inclusive and 113 to 123 inclusive, shall not apply or are modified as hereinafter appearing.

3. The Company is a Private Company within the meaning of Section 29 of the Companies Ordinance, (Chapter 32) and accordingly:-

(a) No share in the Company shall be transferred except with the previous written consent of the Directors.

(b) The number of the members of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company were, while in such employment, and have continued after the determination of such employment to be, members of the Company) shall be limited to fifty, provided that for the purpose of this provisions when two or more persons hold one or more shares in the Company jointly they shall be treated as a single member.

(c) There shall be no invitation to the public to subscribe for any shares, debentures or debenture stock of the Company.

TRANSFER OF SHARES

4. Regulations 25 and 26 in Part I of Table "A" are hereby modified as follows: -

The Board of Directors may decline to register any transfer of shares to any person without giving any reason therefor. The Board of Directors may suspend the registration of transfer during the fourteen days immediately preceding the Ordinary General Meeting in each year. The Board of Directors may decline to register any instrument of transfer, unless (a) a fee not exceeding five dollars is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the Certificate of the shares to which it relates, and such other evidence as the Board of Directors may reasonably require to show the right of the transferors to make the transfer.

INCREASE AND REDUCTION OF CAPITAL

5. The Company may, from time to time, by ordinary resolution increase the capital by the creation of new shares of such amount as may be deemed expedient.

6. The new shares shall be issued upon such terms and conditions, and with such rights and privileges annexed thereto, as the resolution resolving upon the creation thereof, shall direct, and if no direction be given as the Directors shall determine, and in particular, such shares may be issued with preferential or qualified rights to dividends, and in the distribution of assets of the Company, and with a special or without any right of voting.

7. The Company in general meeting may, before the issue of any new shares, determine that the same or any of them, shall be offered in the first instance, and either at par or at a premium, to all the then members of any class thereof in proportion to the amount of the capital held by them, or make any other provision as to the issue and allotment of the new shares; but in default of any such determination, or so far as the same shall not extend, the new shares may be dealt with as if they formed part of the shares in the original capital.

8. Except so far as otherwise provided by the conditions of issue, or by these presents, any capital raised by the creation of new shares shall be considered part of the original capital, and shall be subject to the provisions herein contained with reference to the payment of calls and instalments, transfer and transmission, forfeiture, lien, voting and otherwise.

9. The Company may, from time to time, by special resolution, reduce its capital by paying off capital or cancelling capital which has been lost or is unrepresented by available assets, or reducing the liability on the shares or otherwise, as may seem expedient, and capital may be paid-off upon the footing that it may be called upon again or otherwise, and paid-up capital may be cancelled as aforesaid without reducing the nominal amount of the shares by the like amount to the intent that the unpaid and callable capital shall be increased by the like amount, and the Company may also, from time to time, by a special resolution, sub-divide or by ordinary resolution, consolidate its shares or any of them.

10. The special resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such sub-division, one or more of such shares shall have some preference or special advantage as regards dividend, capital, voting or otherwise over or as compared with the other or others.

DIRECTORS

11. Unless otherwise determined by the Company in General Meeting, the minimum number of Directors shall be one and the quorum necessary for a meeting of directors shall be one. If the number of directors shall be two or more, the quorum necessary for a meeting of directors shall be two.

12. The first Directors of the Company shall be nominated in writing by the subscriber(s) to the Memorandum of Association.

13. Director(s) may be permanent and Director(s) other than the Permanent Director(s) shall hold office for a term of one year, and at the Ordinary General Meeting to be held in the year following the year in which this Company is incorporated and in each succeeding year thereafter, all Director(s) other than the Permanent Director(s) shall retire from office but he/they shall be eligible for re-election.

14. A Director or a Permanent Director shall not require to hold any qualification share in the Company. Residence in Hong Kong shall not be a requisite qualification.

15. The office of a Director shall be vacated if the Director:-

(a) Resigns his office by notice in writing to the Company; or

(b) Becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c) Becomes of unsound mind.

16. Any casual vacancy occurring in the Board of Directors may be filled up by the Directors, but the person so chosen shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

17. The Directors shall have power at any time, and from time to time, to appoint a person as an additional Director who shall retire from office at the next following Ordinary General Meeting, but shall be eligible for election by the Company at that meeting as an additional Director.

18. The Company may by ordinary resolution remove any Director and may by an ordinary resolution appoint another person in his stead. The person so appointed shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

19. Any Director may be employed by or hold any office of profit under the Company, except that of Auditors of the Company, and may act either personally or as a member of a firm or render any professional service to the Company, and may receive remuneration from the Company for so doing in addition to any remuneration payable to him as a Director.

20. Any Resolution of the Board of Directors in writing signed by the Directors of the Company the number of which shall not be less than the number of quorum of Directors' Meetings, in whatever part of the world they may be, shall be valid and binding as a resolution of the Directors provided that notice shall have been given to all the Directors of the Company capable of being communicated conveniently according to the last known address of each Director as recorded in the Company.

GENERAL MANAGEMENT

21. The Board of Directors shall be entrusted with the general management and carrying on of the business of the Company, and shall have full power to do all such acts and things and enter into all such contracts and engagements on behalf of the Company as it may consider necessary or desirable and may also appoint and remove or suspend any managers, officers, clerks, accountants, agents, servants and other employees.

22. The Directors may from time to time appoint a Managing Director of the Company amongst themselves and may fix his remuneration either by way of salary or commission or by conferring the right to participation in the profits of the Company and pay the working expenses of any of the staff of the Managing Director who may be employed by him upon the business of the Company.

23. The appointment of such Managing Director may be for such period as the Directors may decide and the Directors may confer upon him all or any of the powers of the Directors as they may think fit.

24. A resolution in writing signed by all of the members of the Company who at the date of the resolution would be entitled to attend and vote at such meeting shall be as valid and effective as a resolution passed at a general meeting duly convened. The signature of any member may be given by his attorney or proxy. Any such resolution may be contained in one document or separate copies prepared and/or circulated for the purpose and signed by one or more members.

POWERS OF DIRECTOR

25. The Directors, in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company in General Meeting subject nevertheless to the provisions of the Companies Ordinance, (Chapter 32), to these Articles, and to any regulations from time to time made by the Company in General Meeting, provided that no such regulation so made shall invalidate any prior act of the Directors which would have been valid if such regulation had not been made.

26. Without prejudice to the general powers conferred by the last preceding Article and the other powers conferred by these Articles, it is hereby expressly declared that the Directors shall have the following powers, that is to say, power:-

(a) To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.

(b) To purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights or privileges which the Company is authorised to acquire at such price and generally on such terms and conditions as they shall think fit.

(c) To engage, dismiss and fix the salaries or emoluments of the employees of the Company.

(d) To institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due to and of any claims or demands by or against the Company.

(e) To refer any claims or demands by or against the Company to arbitration and observe and perform the awards.

(f) To make and give receipts, releases and other discharges for moneys payable to the Company, and for claims and demands of the Company.

(g) To invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit, having regard to the Company's Memorandum and Articles of Association and from time to time to vary or realize any such investment.

(h) To borrow money on behalf of the Company, and to pledge, mortgage or hypothecate any of the property of the Company.

(i) To open a current account with themselves for the Company and to advance any money to the Company with or without interest and upon such terms and conditions as they shall think fit.

(j) To enter into all such negotiations and contracts and rescind and vary all such contracts, and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purposes of the Company.

(k) To give to any Director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such commission shall be treated as part of the working expenses of the Company, and to pay commission and make allowances (either by way of a share in the general profits of the Company or otherwise) to any persons introducing business to the Company or otherwise promoting or serving the interest thereof.

(l) To sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company.

(m) To employ, invest or otherwise deal with any Reserve Fund or Reserve Funds in such manner and for such purposes as the Directors may think fit.

(n) To execute, in the name and on behalf of the Company, in favour of any Director or other person who may incur or be about to incur any personal liability for the benefit of the Company, such mortgages of the Company's property (present or future) as they think fit, and any such mortgage may contain a power of sale and such other powers, covenants and provisions as shall be agreed upon.

(o) From time to time to provide for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any persons to be the Attorneys or agents of the Company with such powers (including power to sub-delegate) and upon such terms as they may think fit.

(p) From time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers and servants.

(q) To delegate any or all of the powers herein contained to any Director or other person or persons as the Directors may at any time think fit.

PROCEEDINGS OF DIRECTORS

27. The directors of the Company may meet at such times and in such manner and places within or outside Hong Kong as the directors may determine to be necessary or desirable.

28. A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

29. Where the Company has only one director and that sole director takes any decision that may be taken in a meeting of the directors and that has effect as if agreed in a meeting of the directors, he shall provide the Company with a written record of that decision within 7 days after the decision is made and such record shall be sufficient evidence of the decision having been taken by the director. A book of record of all such written records shall be kept by the Company.

30. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the Company as the case may be, without the need for any notice.

RESERVE AND ALTERNATE DIRECTORS

31. If the Company has only one member and that member is also the sole director, the Company may in General Meeting, notwithstanding anything in these Articles, nominate a person (other than a body corporate) who has attained the age of 18 years as a Reserve Director of the Company to act in the place of the sole director in the event of his death. Any duly authorized officer of the Company is empowered to send the particulars of the nomination of the Reserve Director to the Registrar of Companies, pursuant to Section 158 of the Ordinance.

32. Each Director may by written notification to the Company nominate any other person to act as Alternate Director in his place and at his discretion in similar manner remove such Alternate Director. The Alternate Director shall (except as regards the power to appoint an alternate) be subject in all respects to the terms and conditions existing with reference to the other Directors of the Company; and each Alternate Director, whilst acting as such, shall exercise and discharge all the functions, powers and duties of the Director he represents, but shall look to such Director solely for his remuneration as Alternate Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the notice of his appointment provides to the contrary, be as effective as the signature of his appointor. Any Director of the Company who is appointed an Alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an Alternate Director shall vacate his office as such Alternate Director if and when the Director by whom he has been appointed removes him or vacates office as Director. A Director shall be liable for the acts or defaults of any Alternate Director appointed by him.

SEAL AND CHEQUES

33. The Seal of the Company shall be kept by the Directors and shall not be used except with their authority.

34. Unless otherwise determined by the Directors, every document required to be sealed with the Seal of the Company shall be deemed to be properly executed if sealed with the Seal of the Company and signed by such person or persons as the Board of Directors shall from time to time appoint.

35. Unless otherwise determined by the Directors, all cheques, bills of exchange, promissory notes and other negotiable instruments issued or required to be signed, endorsed or accepted or otherwise negotiated by the Company shall be signed for and on behalf of the Company by such person or persons as the Board of Directors shall from time to time appoint.

GENERAL MEETINGS

36. A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

37. For all purposes, the quorum for all General Meetings shall be two members present in person or by proxy and holding either in his own right or by proxy at least fifty-one per cent of the paid-up capital of the Company, and no business shall be transacted at any General Meeting unless the requisite quorum be present at the commencement of the business. If the Company has only one member, one member present in person or by proxy shall be a quorum of a meeting of the Company.

38. An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communications, without the need for any notice, but if any resolution of members is adopted otherwise than by the unanimous written consent of all members, a copy of such resolution shall forthwith be sent to all members not consenting to such resolution.

39. Any Director may, whenever he thinks fit, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened on such requisition, or, in default, may be convened by such requisitionists, as provided by Section 113 of the Ordinance. If at any time there is not within Hong Kong any Director, any one member of the Company may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by any Director.

VOTES OF MEMBERS

40. All voting of members in respect of any matter or matters shall be by poll and every member shall have one vote for each share of which he is the holder.

DIVISION OF PROFITS

41. The net profits of the Company in each year shall be applied in or towards the formation of such Reserve Fund or Funds and in or towards the payment of such Dividends and Bonuses as the Directors subject to the approval of the Company in General Meeting may decide.

42. No dividend shall be payable except out of the profits of the Company, and no dividend shall carry interest as against the Company.

43. A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

44. If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for any dividends or for other moneys payable in respect of such share.

45. The Directors may retain any interest or dividends on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

46. All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

47. Any General Meeting declaring a Dividend or Bonus may direct payment of such Dividend or Bonus wholly or partly by the distribution of specific assets and in particular of paid up Shares, Debentures or Debenture Stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient.

FIRST SECRETARY

48. The first Secretary of the Company shall be WILKER LIMITED who may resign from this office upon giving notice to the Company of such intention and such resignation shall take effect upon the expiration of such notice or its earlier acceptance.

Name(s), Address(es) and Description(s) of Subscriber(s)
For and on behalf of WILPAC LIMITED (Sd.) .... Authorised Signature(s) 3/F., Shun Feng International Centre 182 Queen's Road East Hong Kong Corporation

Dated the 2nd day of December, 2006.

WITNESS to the above signature(s):

(Sd.) FELIX HO
Management Consultant
3/F., Shun Feng International Centre
182 Queen's Road East
Hong Kong